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                                                                    Exhibit 99.1

                                 NCO GROUP, INC.
                        Consolidating Statement of Income
                                   (Unaudited)
                             (Amounts in thousands)

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                                                                      For the Three Months Ended March 31, 2002
                                                         --------------------------------------------------------------------
                                                                                              Intercompany
                                                           NCO Group       NCO Portfolio      Eliminations        Consolidated
                                                         -------------    ---------------    --------------      --------------
Revenue                                                     $ 170,937         $ 16,270          $ (8,300)          $ 178,907

Operating costs and expenses:
      Payroll and related expenses                             85,566              554                 -              86,120
      Selling, general, and administrative expenses            59,710            9,663            (8,300)             61,073
      Depreciation and amortization expense                     6,151               75                 -               6,226
                                                            ---------         --------          --------           ---------
                                                              151,427           10,292            (8,300)            153,419
                                                            ---------         --------          --------           ---------
                                                               19,510            5,978                 -              25,488

Other income (expense):
      Interest and investment income                              654              131              (118)                667
      Interest expense                                         (3,237)          (1,867)              118              (4,986)
      Other income (expense)                                     (595)               -                                  (595)
                                                            ---------         --------          --------           ---------
                                                               (3,178)          (1,736)                -              (4,914)
                                                            ---------         --------          --------           ---------
Income before income tax expense                               16,332            4,242                 -              20,574

Income tax expense                                              6,206            1,591                 -               7,797
                                                            ---------         --------          --------           ---------

Income from operations before minority interest                10,126            2,651                 -              12,777

Minority interest (1)                                               -                -              (972)               (972)
                                                            ---------         --------          --------           ---------

Net income                                                  $  10,126         $  2,651          $   (972)          $  11,805
                                                            =========         ========          ========           =========

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(1)  NCO Group owns approximately 63% percent of the outstanding common stock of
     NCO Portfolio Management, Inc.